Exhibit 99.1

650 FIFTH AVENUE NEWYORK, NY 10019-6108

John W. Tietjen	Rich Tauberman
Executive Vice President &	Investor/Media Relations
Chief Financial Officer	MWW Group
Sterling Bancorp	rtauberman@mww.com
john.tietjen@sterlingbancorp.com	201.507.9500
212.757.8035
STERLING BANCORP TO DIVEST STERLING FINANCIAL SERVICES
Asset Sale of Unit Allows Company to Redeploy Resources into Higher
Performing Opportunities and Build on Core Businesses
NEW YORK, N.Y., September 21, 2006 – Sterling Bancorp (NYSE: STL), a financial holding company and the parent of Sterling National Bank, today announced that it has entered into agreements to sell for cash the business conducted by Sterling Financial Services Company, Inc., which includes a loan portfolio of approximately $132 million. The divestiture, which is subject to the satisfaction of closing conditions, is anticipated to be completed by year-end. The Company expects to record a one-time charge relating to the transaction against income in the third quarter of 2006. The Company estimates that the net after-tax effect of the one-time charge relating to the sale will amount to approximately $8.5 million and will be partially offset by the after-tax income from continuing operations, thereby resulting in a net loss for the third quarter of 2006.
“Over the past several years, we have pursued a number of strategic initiatives to build on our core banking franchise and to simplify and align our business model within an evolving business environment,” said Louis J. Cappelli, Chairman and Chief Executive Officer of Sterling Bancorp. “We believe this transaction will allow us to increase liquidity and redeploy resources into businesses with greater opportunities for growth, lower the cost of funds, continue share repurchases and reduce operating expenses. A changing, increasingly competitive marketplace and increased compliance and regulatory requirements make this the right decision for the Company and our shareholders. We believe this divesture will have a positive impact on future earnings, profitability, asset quality and capital ratios. Moreover, we expect that the benefits of this transaction will fully offset the charge to be recognized in the current quarter within a reasonable timeframe.”

About Sterling Bancorp
Sterling Bancorp (NYSE: STL) is a financial holding company with assets of $2.0 billion, offering a broad array of banking and financial services products. Its principal banking subsidiary is Sterling National Bank, founded in 1929. Sterling provides a wide range of products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring and accounts receivable management, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration, and investment management services. The Company has operations in New York, New Jersey, Virginia and North Carolina and conducts business throughout the U.S.
Certain statements in this press release, including but not limited to, statements concerning future completion of the sale of assets and business of Sterling Financial Services Company, Inc. (“Sterling Financial”), the charge relating to such sale expected to be recorded against income in the third quarter of 2006, the expected effect of such charge on the results for such quarter and the estimated amount of the net after-tax effect of such charge, future liquidity, future redeployment of resources into higher performing opportunities and businesses with greater opportunities for growth, future building on core businesses, future cost of funds, future share repurchases, future operating expenses, the impact of the sale of Sterling Financial on future earnings, profitability, asset quality and capital ratios, the benefits of such sale and the timeframe in which they will fully offset the charge recorded in the third quarter of 2006, future growth, future revenues, results of operations or financial position, and plans and objectives for future operations, and other statements regarding matters that are not historical facts, are “forward-looking statements” as defined in the Securities Exchange Act of 1934. These statements are not historical facts but instead are subject to numerous assumptions, risks and uncertainties, and represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside its control. Any forward-looking statements the Company may make speak only as of the date on which such statements are made. The Company’s actual results and financial position may differ materially from the anticipated results and financial condition indicated in or implied by these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results and financial condition, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements and Factors that Could Affect Future Results” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
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